Exhibit 99.1

Chimerix Appoints Ronald C. Renaud, Jr. to Board of Directors

DURHAM, NC – December 17, 2014 – Chimerix, Inc. (Nasdaq: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today announced Ronald C. Renaud, Jr. has been appointed to Chimerix’s Board of Directors. Mr. Renaud currently serves as Chief Executive Officer at RaNA Therapeutics.

“We are pleased to welcome Ron to Chimerix’s Board of Directors. He has an outstanding track record of building successful biotech companies, and his expertise will be invaluable as we are advancing our robust clinical development pipeline. We look forward to Ron’s contributions, as we are entering 2015, a pivotal year for the company,” said M. Michelle Berrey, MD, MPH, President and Chief Executive Officer at Chimerix.

Prior to Mr. Renaud’s appointment as Chief Executive Officer at RaNA Therapeutics in December 2014, he served as President and Chief Executive Officer at Idenix Pharmaceuticals since October 2010. Under his leadership, Idenix refocused its drug discovery and development efforts on nucleotide prodrugs to treat hepatitis C virus (HCV), streamlined operations to better enable cross-functional collaboration and employee engagement, which culminated in its acquisition by Merck for $3.85 billion in August 2014. Prior to October 2010, Mr. Renaud served as the Chief Financial Officer of Idenix from the time he joined Idenix in June 2007 and was additionally appointed chief business officer in June 2010. Prior to joining Idenix, Mr. Renaud served as senior vice president and chief financial officer of Keryx Biopharmaceuticals, from February 2006 to May 2007. From 2000 to 2006, Mr. Renaud was a biotechnology equity research analyst at JP Morgan, Schwab Soundview and Bear Stearns. He also spent more than five years at Amgen, where he held positions in clinical research, investor relations and finance. Mr. Renaud holds a BA from St. Anselm College and an MBA from the Marshall School of Business at the University of Southern California. Mr. Renaud is currently a board member of PTC Therapeutics and Akebia Therapeutics.

“I am delighted to join Chimerix’s Board, and I look forward to working with the company’s highly regarded and experienced management team,” said Mr. Renaud. “I am enthusiastic about the potential of brincidofovir, which is in late stage development for the prevention and treatment of life-threatening viral infections, and I look forward to supporting its successful commercialization.”

About Chimerix

Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix's proprietary technology has produced brincidofovir (CMX001), a clinical-stage nucleotide analog lipid-conjugate, which has demonstrated potent antiviral activity and safety in convenient, orally administered dosing regimens. Chimerix is currently enrolling SUPPRESS, a Phase 3 study of brincidofovir for the prevention of cytomegalovirus (CMV) in adult hematopoietic cell transplant (HCT) recipients. In addition, Chimerix is enrolling the pilot portion of the Phase 3 AdVise trial of brincidofovir for treatment of adenovirus (AdV) infection. Chimerix is working with BARDA to develop brincidofovir as a medical countermeasure against smallpox. Chimerix has also received authorization from the FDA to begin a Phase 2 study of brincidofovir in patients with Ebola Virus Disease. For further information, please visit Chimerix's website, www.chimerix.com.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix’s filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146